Exhibit 99.3

Ionis Pharmaceuticals, Inc.

2020 Equity Incentive Plan

Global Restricted Stock Unit Agreement

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Global Restricted Stock Unit Agreement, including any appendices thereto (the “Agreement”), Ionis Pharmaceuticals, Inc. (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2020 Equity Incentive Plan (the “Plan”). Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. If not otherwise accepted by you, this Agreement shall be deemed to be agreed to by the Company and you upon the earlier of (i) signing (or electronic acceptance) by you of the Restricted Stock Unit Grant Notice to which it is attached, and (ii) your receipt of shares of Common Stock under this Agreement. Capitalized terms not explicitly defined in this Agreement shall have the same meanings given to them in the Plan or the Grant Notice, as applicable. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.           GRANT OF THE AWARD. This Award represents the right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of stock units indicated in the Grant Notice (the “Stock Units”). As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Stock Units subject to the Award. Except as otherwise provided herein, you will not be required to make any payment to the Company with respect to your receipt of the Award, the vesting of the Stock Units or the delivery of the Common Stock which may be issued in respect of the Award.

2.           VESTING.

(a)          In General. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in the Stock Units or the shares of Common Stock to be issued in respect of the Award.

3.           NUMBER OF SHARES.

(a)          The number of Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

(b)         Any additional Stock Units that become subject to the Award pursuant to this Section 3 and Section 7, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Stock Units covered by your Award.

(c)          Notwithstanding the provisions of this Section 3, no fractional shares or rights to fractional shares of Common Stock shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional shares that might be created by the adjustments referred to in this Section 3.

4.          SECURITIES LAW COMPLIANCE. You may not be issued any shares in respect of your Award unless either (i) the shares are registered under the U.S. Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the U.S. Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.          TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except that your Award may be transferred to your personal representative on your death.as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Award as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Award.

6.           DATE OF ISSUANCE.

(a)         If the Award is exempt from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Common Stock equal to the number of vested Stock Units subject to your Award, including any additional Stock Units received pursuant to Section 3 above that relate to those vested Stock Units on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time (the “Policy”) or you are otherwise prohibited from selling shares of the Common Stock in the public market and any shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell shares of the Common Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), in each case as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell shares of the Common Stock on the open market, and (ii) the Company is unable under applicable tax or securities laws to satisfy its tax Withholding Taxes obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when you are not prohibited from selling shares of the Common Stock in the open market, but (if you are subject to taxation in the U.S.) in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the shares covered by the Award vest. If you are subject to taxation in the U.S., delivery of the shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b)          If you are subject to taxation in the U.S., the provisions of this Section 6(b) are intended to apply if the Award is subject to Section 409A because of the terms of a severance arrangement or other agreement between you and the Company, if any, that provides for acceleration of vesting of the Award upon your separation from service (as such term is defined in section 409A(a)(2)(A)(i) of the Code and applicable guidance thereunder (“Separation From Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”). If the Award is subject to and not exempt from application of Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions in this Section 6(b) shall supersede anything to the contrary in Section 6(a).

(i)           If the Award vests in ordinary course during your Continuous Service in accordance with the vesting schedule set forth in the Grant Notice, in no event will the shares to be issued in respect of your Award be issued any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)          If the Award accelerates vesting under the terms of your Non-Exempt Severance Arrangement in connection with your Separation From Service, and such vesting acceleration provisions of your Non-Exempt Severance Arrangement were in effect as of the Date of Grant of the Award and therefore part of the terms of the Award as of the Date of Grant, then the shares will be earlier issued in respect of your Award upon your Separation From Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation From Service. However, if at the time the shares would otherwise be issued you are subject to the distribution limitations contained in section 409A of the Code applicable to “specified employees” as defined in section 409A(a)(2)(B)(i) of the Code and applicable guidance thereunder, such share issuances shall not be made before the date which is six months following the date of your Separation From Service, or, if earlier, the date of your death that occurs within such six month period.

(iii)         If the Award accelerates vesting under the terms of your Non-Exempt Severance Arrangement in connection with your Separation From Service, and such vesting acceleration provisions of your Non-Exempt Severance Arrangement were not in effect as of the Date of Grant of the Award and therefore not a part of the terms of the Award on the Date of Grant, then such acceleration of vesting of the Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth on the Grant Notice as if they had vested in ordinary course during your Continuous Service, notwithstanding the vesting acceleration of the Award; provided, however, that in no event will the shares be issued any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treas. Reg. 1.409A-3(a)(4).

(iv)         In the event that vesting of the Award upon your Separation From Service pursuant to Section 6(b)(ii) or Section 6(b)(iii) is contingent on your execution of a release of claims or other agreement (together, a “Release”) and the period in which to provide such Release spans two calendar years, issuance of the shares will occur in the second such year (subject to your execution of the required Release) or on such later scheduled date specified in Section 6(b)(iii), regardless of when you execute the Release.

(c)          If you are subject to taxation in the U.S., the provisions in this Agreement for delivery of the shares in respect of the Award are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that the delivery of the shares will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Stock Units qualify for exemption from or comply with Section 409A. However, the Company has no obligation to modify the terms of this Agreement or the Plan and does not guarantee that the Stock Units or the delivery of shares in respect of the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A. The Company will have no liability to you or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Board with respect thereto.

7.           DIVIDEND EQUIVALENTS. You shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares to be issued in respect of the Stock Units covered by your Award, provided that if any such dividends or distributions are paid in shares, the Fair Market Value of such shares shall be converted into additional Stock Units covered by the Award, and further provided that such additional Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability and time and manner of delivery as apply to the Stock Units subject to the Award with respect to which they relate.

8.            RESTRICTIVE LEGENDS. The shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.

9.            AWARD NOT A SERVICE CONTRACT.

(a)         Your Continuous Service with the Company or an Affiliate may be terminated by you or by the Company or an Affiliate in accordance with applicable law and the terms of your employment agreement, if any. Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 2 herein or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or your Employer of any right it may have to terminate your employment and without regard to any future vesting opportunity that you may have.

(b)         By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by continuing as an Employee, Director or Consultant (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of the Employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an Employee or Consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service in accordance with applicable law and the terms of your employment agreement, if any.

10.          WITHHOLDING OBLIGATIONS.

(a)         You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all federal, state, local and foreign tax income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)        On or before the time you receive a distribution of the shares subject to your Award, or at any time thereafter as requested by the Company, you hereby agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations for Tax-Related Items (the “Withholding Taxes”). In this regard, the Company or, as applicable, the Employer, may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the Employer; (ii) causing you to tender a cash payment; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date that the liability for Withholding Taxes is determined) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the required Withholding Taxes calculated using the minimum amount of Tax-Related Items that are required to be withheld under applicable law (or such higher amount as may be permitted by the Plan); or (iv) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), provided that either (1) you are not subject to the Policy or (2) the date of the applicable tax withholding event occurs during an open “window period” under the Policy or on a date on which you are otherwise permitted to sell shares of the Common Stock on the open market, whether pursuant to a Rule 10b5-1 Plan or otherwise, as determined by the Company in accordance with the Policy.

(c)          Unless the Withholding Taxes of the Company and/or the Employer are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

(d)         In the event the Company’s or the Employer’s obligation to withhold Tax-Related Items arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s or the Employer’s withholding obligation was greater than the amount withheld by the Company or the Employer, you agree to indemnify and hold the Company and the Employer harmless from any failure by the Company or the Employer to withhold the proper amount. Further (if you are subject to taxation in the U.S.), notwithstanding anything in this Section 10 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Common Stock underlying the Stock Units will be withheld to satisfy any Withholding Taxes arising prior to the date of settlement of the Stock Units for any portion of the Award that is considered an item of “nonqualified deferred compensation” subject to Section 409A, then the number of shares of Common Stock withheld shall not exceed the number of shares that equals the liability for the Tax-Related Items.

(e)          If specified in your Grant Notice and permitted by the Company, you may direct the Company to withhold shares of Common Stock with a Fair Market Value (measured as of the date that the liability for Withholding Taxes is determined) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the required Withholding Taxes calculated using the minimum amount of Tax-Related Items that are required to be withheld under applicable law (or such higher amount as may be permitted by the Plan).

(f)          Notwithstanding anything to the contrary in this Section 10, if you are a Section 16 officer or director of the Company under the Exchange Act, then the Company will satisfy any applicable Withholding Taxes by withholding in shares of Common Stock upon the relevant taxable event, unless the use of such withholding method is not feasible under applicable tax or securities law, in which case the Withholding Taxes may be satisfied by one or a combination of the other methods set forth in Section 10(b) above.

(g)          No fractional shares of Common Stock will be sold or withheld to cover Tax-Related Items. If the obligation for Withholding Taxes is satisfied by withholding a number of shares of Common Stock as described in subsection (b)(iii) or (e) above, for tax purposes you will be deemed to have been issued the full number of shares subject to the vested Stock Units, notwithstanding that a number of shares are held back solely for the purpose of satisfying the Withholding Taxes.

11.          NATURE OF GRANT. In accepting the Award, you acknowledge, understand, and agree that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)          the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)          all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company;

(d)          you are voluntarily participating in the Plan;

(e)          unless otherwise agreed with the Company, the Award and any shares subject to the Award, and the income and value of the same, are not granted as consideration for, or in connection with, any service you may provide as a director of an Affiliate;

(f)          the Award and any shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;

(g)          the Award and any shares subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for purposes of (including but not limited to) calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar payments or for purposes of calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans;

(h)          the future value of the shares subject to the Award is unknown, indeterminable, and cannot be predicted with certainty;

(i)          no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from you ceasing to provide Continuous Service to the Company, the Employer or any Affiliate (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment agreement or service contract, if any) and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, your Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, your Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)          except as otherwise provided in the Agreement, the date your Continuous Service terminates is the date that you are no longer providing active service and will not be extended by any notice period (e.g., Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period under employment laws in the jurisdiction where you are employed or providing Continuous Service or the terms of your employment agreement or service contract, if any), regardless of the reason for your termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment agreement or service contract, if any. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine when you are no longer providing Continuous Service for purposes of the Award; and

(k)          neither the Company, the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between your local currency and the United States dollar that may affect the value of the Stock Units or any amounts due to you pursuant to the vesting of the Stock Units or the subsequent sale of any shares of Common Stock acquired under the Plan.

12.         NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or your acquisition or sale of shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.          DATA PRIVACY.

(a)          You explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your Employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”).  You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of your Award.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

(b)          For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

14.         UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

15.         OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Policy and agree that you may sell shares only in compliance with such policy, in effect from time to time.

16.         NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.          MISCELLANEOUS.

(a)         The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)          You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)          You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)          This Agreement and the Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)          All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.         GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided herein, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

19.         SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20.         CHOICE OF LAW AND VENUE. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this grant is made and/or to be performed.

21.         AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent, except as set forth in Section 6(c) of this Agreement. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

22.         LANGUAGE. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

23.         APPENDIX. The Award shall be subject to any special terms and conditions set forth in the Appendix for your country, if any. If you relocate to one of the countries included in the Appendix during the vesting period or while holding shares of Common Stock issued upon vesting of the Stock Units, the special terms and conditions for such country shall apply to you, to the extent the Company determines that the application of such provisions is advisable or necessary for legal or administrative reasons. The Appendix constitutes part of this Agreement.

24.         INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell, or otherwise dispose of shares of Common Stock, rights to Common Stock (e.g., Stock Units) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Policy or any other applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

25.         FOREIGN ASSET/ACCOUNT REPORTING; EXCHANGE CONTROLS AND TAX REQUIREMENTS. Your country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets, or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with such regulations and you understand and agree that you should consult your personal legal advisor for any details.

26.          WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

APPENDIX

GLOBAL RESTRICTED STOCK UNIT AGREEMENT
IONIS PHARMACEUTICALS, INC.
2020 EQUITY INCENTIVE PLAN

COUNTRY-SPECIFIC PROVISIONS

This Appendix includes special terms and conditions applicable to you if you reside and/or work in the countries below. These terms and conditions are in addition to those set forth in the Agreement. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice, or the Agreement, as applicable.

This Appendix also includes information relating to exchange control, foreign asset and/or account reporting, and other issues of which you should be aware with respect to your participation in the Plan. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units vest or shares of Common Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country or transfer employment and/or change residency to another country after the Award has been granted, the terms and conditions and the information contained herein may not be applicable to you. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you in such circumstances.  Any references to the “Employer” in this Agreement shall include any entity engaging your services.

Canada

Grant of the RSU Award.  Notwithstanding any other provision governing your Award, except as set forth below under “Withholding Obligations”, the Company may not issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of shares of Common Stock upon vesting of your Award.

Data Privacy. The following provision supplements Section 13 (Data Privacy) of the Agreement:

You hereby authorize the Company and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliates, your Employer and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize the Company, your Employer and any Affiliates to record such information and to keep such information in your employee file.

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Continuous Service.  Notwithstanding anything else in the Plan or the Agreement, your Continuous Service will be deemed to end on the date when you cease to be actively providing services to the Company, your Employer or an Affiliate, regardless of whether the cessation of your employment was lawful, and shall not include any period of statutory, contractual, common law, civil law or other reasonable notice of termination of employment or any period of salary continuance or deemed employment. As a result, if you receive notice of termination for a reason other than cause, and the Company, your Employer or any Affiliate does not require you to continue to attend at work and elects to provide you with a payment in lieu of notice, your Continuous Service will end on the date you receive such notice, as opposed any later date when severance payments to you cease.

No Fractions.  No fractional shares of Common Stock shall be issued under the Agreement and no cash amount shall be payable in respect thereof.

Voluntary Participation.  Your participation in the Plan is voluntary, and you acknowledge and agree that you have not been induced to enter into the Agreement or acquire any Award or shares of Common Stock by expectation of employment, engagement or appointment or continued employment, engagement or appointment.

Securities Law Information.

The definition of “Affiliate” is modified such that the following supplements the existing definition in the Plan:

“For purposes of issuances of securities under the Plan to Directors, Employees and Consultants in Canada, an Affiliate means a person (which includes a corporation) that controls the Company or is controlled by the Company or is controlled by the same person that controls the Company. For this purpose, a person (first person) is considered to control a person (second person) if the first person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of ownership of or direction over voting securities in the second person (over 50%); or a written agreement or indenture.”

The definition of “Consultant” is modified such that the following supplements the existing definition in the Plan:

“For purposes of issuances of securities under the Plan to Consultants in Canada, a Consultant means a person, any person, including an advisor, who (a) is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services; (b) provides the services under a written contract with the Company or an Affiliate; and (c) spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate and includes (d) for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and (e) for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.”

You understand that you are permitted to sell the shares of Common Stock acquired pursuant to any Awards, provided that the Company is a “foreign issuer” that is not a public company in any jurisdiction of Canada and the sale of the shares of Common Stock acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, in addition to not being a reporting issuer in any jurisdiction of Canada, a “foreign issuer” is an issuer that: (i) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (ii) does not have its head office in Canada; and (iii) does not have a majority of its executive officers or directors ordinarily resident in Canada. If any designated broker is appointed under the Plan, you shall sell such securities through the designated broker.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is your responsibility to comply with these reporting obligations, and you should consult with your own personal tax advisor in this regard.

Withholding Obligations. Section 10(b) of the Agreement is deleted and replaced with the following:

On or before the time you receive a distribution of the shares of Common Stock underlying your Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate arrangements satisfactory to the Company or adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding and source deduction obligations of the Company or any Affiliate that arise in connection with your RSU Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may satisfy all or any portion of the Withholding Taxes obligation relating to your RSU Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment, if applicable, with a broker-dealer (subject to your written consent) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Stock Units to satisfy the Withholding Taxes and whereby the broker-dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company or its Affiliates; or (iv) permitting you (subject to your written consent) to surrender Stock Units to the Company for a cash payment which shall be used to satisfy the Withholding Taxes, whereby the number of Stock Units that may be surrendered for a cash payment shall be equal to the Withholding Taxes divided by a Fair Market Value (measured as of the date shares of Common Stock are otherwise issuable to you pursuant to Section 6).  However, the Company does not guarantee that you will be able to satisfy the Withholding Taxes through any of the methods described in the preceding provisions and in all circumstances you remain responsible for timely and fully satisfying the Withholding Taxes.

Dividends.  Section 7 of the Agreement is deleted and replaced with the following:

You may become entitled to be granted additional Stock Units equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock in respect of the Stock Units covered by your Award.  In such event, you will automatically be granted additional Stock Units subject to the Award (the “Dividend Units”), and such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Stock Units subject to the Award with respect to which the Dividend Units relate.

Ireland

Director Notification Obligation.  Directors, shadow directors and secretaries of the Company’s Irish Affiliates whose interest in the Company represents more than 1% of the Company’s voting share capital are subject to certain notification requirements under Part 5, Chapter 5 of the Companies Act 2014. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., RSUs, shares of Common Stock, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of shares or within five days of becoming aware of the event giving rise to the notification.  This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

Data Privacy. Section 13 (Data Privacy) is deleted and replaced with the following:

This section is intended to provide information about the collection and processing of your personal data by the Company.

(a)          Data Collection and Usage. The Company collect, process and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”), for purposes of implementing, administering and managing the Plan and for compliance with the Company’s legal obligations. The Company is the controller of such Data. The legal basis, where required, for the processing of Data is that the processing is contractually necessary for the performance of the Plan. The Company will share Data with third parties, including brokers or any other third party with whom you elect to deposit any shares of Common Stock acquired upon the exercise of your choice under the Plan, law firms, accountants and information technology service providers, for purposes of implementing, administering and managing the Plan. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). The Company is based in the United States, which means the recipients of Data may be located in the United States or elsewhere. Participants acknowledge and understand that Data will be transferred, processed and stored in the United States, as it is necessary for the performance of the Plan. Where required for purposes of implementing, administering and managing the Plan, the Company may transfer data elsewhere and on the basis of standard contractual clauses. For more information or to obtain a copy of the standard contractual clauses, you can contact the Stock Plan Administrator. The Company will hold and use Data for as long as is necessary to implement, administer and manage your participation in the Plan; as required to comply with legal or regulatory obligations, including under tax, exchange control, labour and securities laws; and as otherwise necessary in connection with legal rights, claims or proceedings. This period may extend beyond the period of your employment with the Company. When the Company no longer needs Data for any of the above purposes, it will cease processing it in this context and remove it from all of its systems used for such purposes to the fullest extent practicable. The Participants may have a number of rights under Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”) and applicable Irish data protection legislation. Such rights include the right to (i) request access to Data the Company processes, (ii) request rectification of inaccurate Data, (iii) request the deletion of Data, (iv) request the restriction of processing of Data, (v) request the portability of Data, and (vi) lodge a complaint with the Irish Data Protection Commission or any competent supervisory authority. To receive clarification regarding these rights or to exercise these rights, you can contact the Stock Plan Administrator.

(b) For the purposes of operating the Plan in Ireland, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

Switzerland

Securities Law Notification.  The grant of the Award and the issuance of any shares of Common Stock is not intended to be a public offering in Switzerland.  Neither this document nor any other materials relating to the Award constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Award may be publicly distributed nor otherwise made publicly available in Switzerland.  Neither this document nor any other offering or marketing material relating to the Award have been or will be filed with, or approved or supervised by, any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Kingdom

Nature of Grant. The following supplements Section 11 of the Agreement. You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your Award, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Withholding Obligations.  The following supplements Section 4 of the Agreement:

As a condition of the vesting of your Award, you unconditionally and irrevocably agree:

(i)          to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; and (2) all liability to employee’s national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs, which arises as a consequence of or in connection with your participation in the Plan (the “UK Tax Liability”); or

(ii)          to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)         if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(iv)         to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.